FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2956	323-224-3900

Response Genetics, Inc. Announces Third Quarter Financial Results

--- Revenue increases to $5.4 million ---

--- Third consecutive quarter of increased gross margin coupled with significant decrease in net loss ---

LOS ANGELES, November 13, 2012 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for helping determine a patient’s response to cancer therapy, today announced its consolidated financial results for the third quarter ended September 30, 2012.

Total revenues for the quarter ended September 30, 2012 increased to $5.40 million, compared to $3.84 million for the quarter ended June 30, 2012 and $5.10 million for the quarter ended September 30, 2011. The Company’s pharmaceutical client revenue increased by $1.37 million and the ResponseDX® revenue increased by $189 thousand relative to the quarter ended June 30, 2012.

The Company’s net loss for the quarter ended September 30, 2012 decreased by $1.3 million to $1.4 million compared to a net loss of $2.7 million for the quarter ended June 30, 2012 and a net loss of $1.4 million for the quarter ended September 30, 2011. This is the third consecutive quarter the Company decreased its net loss.

The Company also increased its gross margin in three consecutive quarters from approximately 25% for the fourth quarter of 2011, to approximately 32% for the quarter ended March 31, 2012 to approximately 37% for the quarter ended June 30, 2012, to approximately 49% for the quarter ended September 30, 2012. Gross margin is Net Revenue less Cost of Revenue.

Excluding cost of revenue, total operating expenses for the third quarter were $4.0 million, compared to $4.1 million for the quarter ended June 30, 2012 and $4.0 million for the same period last year.

“We are very pleased with the financial results for the quarter ended September 30, 2012, which improved again relative to the prior quarter. Since the fourth quarter of last year, we continued to realize consecutive quarter-over-quarter positive results from the many changes implemented by the Company. Gross margins have increased nearly two-fold from the fourth quarter of last year, and operating loss has continued to decrease significantly, or nearly two-fold, since last quarter and by a factor of nearly 2.8 from the fourth quarter of last year,” said Thomas Bologna, the Company’s Chairman & Chief Executive Officer.

Total revenues for the nine months ended September 30, 2012 were $13.2 million compared to $17.7 million for the nine months ended September 30, 2011. The decrease is largely a result of the expected decrease in pharmaceutical client revenue of $3.9 million from $8.3 million for the nine months ended September 30, 2011 to $4.4 million for the nine months ended September 30, 2012. Additionally, early in 2012, the Company made the strategic decision to focus much of its pharmaceutical resources on working with GSK as it moves its drugs, for which the Company did extensive patient testing, through the FDA approval process. The Company’s ResponseDX® revenue was $8.8 million for the nine months ended September 30, 2012, compared to $9.4 million for the nine months ended September 30, 2011, largely as a result of tactical changes the Company is undergoing in building and directing its sales force.

The Company’s net loss for the nine months ended September 30, 2012 was $7.3 million, compared with a net loss of $1.8 million for the nine months ended September 30, 2011.

Excluding cost of revenue, total operating expenses for the nine months were $12.5 million, compared to $11.4 million for the same period last year. The increase in total operating expense of $1.1 million was due to an increase in general and administrative expenses of $0.2 million and an increase in research and development expenses of $0.9 million.

The Company’s cash position increased substantially to $10.8 million at September 30, 2012 compared to $2.6 million at June 30, 2012.

Mr. Bologna concluded, “In the third quarter we also increased our cash position significantly to nearly $11,000,000. Today we have a strong balance sheet coupled with steady and consecutive quarter-over-quarter financial performance. Going forward, we believe we are well positioned, both strategically and financially, to continue building a strong organization to capitalize on the promise of personalized medicine.”

Conference Call Details

To access the conference call by phone on November 13 at 10:00 a.m. EST, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through November 20, 2012, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 57580014.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to strengthen and expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to continue to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2011	2012
		(Unaudited)

Cash and cash equivalents	$1,700,295	$10,839,201
Accounts receivable, net	4,047,059	4,383,958
Prepaid expenses and other current assets	991,351	447,494
Total current assets	6,738,705	15,670,653
Property and equipment, net	1,045,287	1,026,562
Intangible assets	66,815	464,010
Total assets	$7,850,807	$17,161,225

Accounts payable	$1,492,526	$1,348,241
Accrued expenses	3,251,262	2,134,038
Deferred Revenue	-	803,481
Other current liabilities	1,149,253	1,158,821
Total current liabilities	5,893,041	5,444,581
Other liabilities	240,928	122,021
Common stock classified outside of stockholders’ equity (deficit)	7,854,682	19,575,724
Total stockholders’ equity (deficit)	(6,137,844)	(7,981,101)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$7,850,807	$17,161,225

The condensed consolidated balance sheet at December 31, 2011 is derived from the audited consolidated financial statements at the date included in the Company’s Form 10-K for the fiscal year ended December 31, 2011. The condensed consolidated balance sheet at September 30, 2012 is derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended September 30, 2012.

 RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2011	2012	2011	2012
Net revenue	$5,100,649	$5,403,537	$17,730,785	$13,220,188
Operating expenses:
Cost of revenue	2,538,176	2,768,894	8,040,003	7,895,870
Selling and marketing	1,251,054	1,195,988	4,107,639	4,145,115
General and administrative	2,268,517	2,407,544	6,493,079	6,686,559
Research and development	452,734	426,105	838,622	1,695,851
Total operating expenses	6,510,481	6,798,531	19,479,343	20,423,395
Operating loss	(1,409,832)	(1,394,994)	(1,748,558)	(7,203,207)
Other income (expense):
Interest expense	(5,804)	(20,497)	(11,379)	(66,556)
Interest income	96	3	162	24
Net loss	(1,415,540)	(1,415,488)	(1,759,775)	(7,269,739)
Unrealized gain (loss) on foreign currency translation	(25,593)	968	(25,593)	(1,338)
Comprehensive loss	$(1,441,133)	$(1,414,520)	$(1,785,368)	$(7,271,077)

Net loss per share — basic and diluted	$(0.07)	$(0.05)	$(0.09)	$(0.29)

Weighted-average common shares — basic and diluted	19,537,232	26,362,842	18,979,010	24,709,185

The condensed consolidated statement of operations at September 30, 2011 and 2012 are derived from the unaudited financial statements included in the Company’s Form 10-Q for the quarter ended September 30, 2012.

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